Exhibit 99.1

Leap Wireless International, Inc and MetroPCS Communications, Inc.
Enter into National Roaming Agreement and Spectrum
Exchange Agreement and Settle Litigation
SAN DIEGO and DALLAS — September 29, 2008 — Leap Wireless International, Inc. (NASDAQ: LEAP) and MetroPCS Communications, Inc. (NYSE: PCS) announced today that they have entered into a national roaming agreement and an agreement to exchange wireless spectrum, and have settled all outstanding litigation between them.
The new nationwide roaming agreement, which has an initial term of 10 years, covers the companies’ existing and future markets, which the parties expect could ultimately encompass virtually all of the top 200 markets in the nation. This agreement will enable wireless subscribers from each company to utilize their wireless services in both companies’ markets at a more attractive and competitive price.
Additionally, the companies entered into a spectrum exchange agreement covering licenses in certain markets, with Leap acquiring an additional 10 MHz of spectrum in San Diego, Fresno, Seattle and certain other Washington and Oregon markets, and MetroPCS acquiring an additional 10 MHz of spectrum in Dallas-Ft. Worth, Shreveport-Bossier City, Lakeland-Winter Haven, Florida and certain other North Texas markets. Completion of the spectrum exchange is subject to customary closing conditions, including the consent of the Federal Communications Commission (FCC).
The settlement resolves litigation relating to the companies’ intellectual property. The companies have entered into a cross-license agreement for intellectual property related to the litigation and for other intellectual property that is held or applied for by either company. All pending litigation between the parties will be dismissed.
“We appreciate the manner in which both companies seized the opportunity to work together to achieve these mutually positive results,” said Doug Hutcheson, President and Chief Executive Officer of Leap. “Both companies are pleased to have enhanced their spectrum portfolio in several key markets as we seek to provide our customers with the best wireless products and services. These agreements provide opportunities for both MetroPCS and Leap to deliver greater value to our customers across the country.”
“We are very pleased to have entered into the nationwide roaming agreement with Leap. The expanded coverage which MetroPCS and Leap can offer as a result of this agreement will be a major benefit to our customers,” said Roger Linquist, Chairman, President and Chief Executive Officer of MetroPCS. “These agreements benefit both parties and allow each of us to focus on the growth of our respective businesses.”
Further terms of the agreements and settlement were not disclosed.

About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 29 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 149 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York City, Los Angeles, San Francisco, Dallas, Philadelphia, Atlanta, Detroit, Boston, Miami, Tampa, and Sacramento. MetroPCS ranked “Highest In Customer Satisfaction With Wireless Prepaid Service” in the J.D. Power and Associates third annual Prepaid Customer Satisfaction Study in July of 2008. As of June 30, 2008, MetroPCS had approximately 4.6 million subscribers and currently offers service in the Atlanta, Dallas, Detroit, Jacksonville, Las Vegas, Los Angeles, Miami, Orlando, Philadelphia, Sacramento, San Francisco, Sarasota and Tampa metropolitan areas. For more information please visit www.metropcs.com.
Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this news release that are not statements of historical fact, including statements about the companies’ beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning the parties’ plans, objectives, strategies, goals, future events, future performance and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements are based on reasonable assumptions at the time they are made, including the parties’ current expectations, plans and assumptions that have been made in light of our experiences in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors the companies believe are appropriate under the circumstances. Forward-looking statements are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements include the factors described or referenced from time to time in each company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q, in Part I, Item 1A, “Risk Factors”.
Leap Contacts:
Greg Lund, Media Relations

858-882-9105
glund@leapwireless.com
Amy Wakeham, Investor Relations
858-882-6084
awakeham@leapwireless.com
MetroPCS Contacts:
Keith Terreri, Vice President - Finance & Treasurer
Jim Mathias, Manager - Investor Relations
214-570-4641
investor_relations@metropcs.com